Exhibit 99.2


Dobson Communications to close tender offer for 12 1/4% preferred stock

OKLAHOMA CITY, Oct. 23, 2003 -- Dobson Communications Corporation (Nasdaq:DCEL -
News) today announced that its wholly-owned subsidiary, Dobson Cellular Systems, Inc., had closed on a new $700 million senior credit facility. The closing of the new credit facility was a condition to Dobson's cash tender offer (the "Offer") for up to 250,000 shares of its 12 1/4% Senior Exchangeable Preferred Stock (CUSIP Nos. 256072307, 256069303 and 256072208) (the "Preferred Shares").
The tender offer is expected to close on October 31, 2003.

The consideration offered in the Offer is an amount equal to $1,061.25 per Preferred Share, plus accrued and unpaid dividends to, but not including, the settlement date, payable in cash on the settlement date. The Offer commenced on September 8, 2003 and is scheduled to expire at 12:00 Midnight EDT on October 30, 2003.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns or manages wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at http://www.dobson.net.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding Dobson's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, the closing of Dobson's new secured credit facility. A more extensive discussion of the risk factors that could impact these areas and Dobson's overall business and financial performance can be found in Dobson's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Contact:

     J. Warren Henry, Vice President, Investor Relations
     (405) 529-8820